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                                                                  Exhibit 23.4




                     Consent of Concord Consulting Group



     The Concord Consulting Group hereby consents to the inclusion in the section titled "Potential Commercial Applications," in the Registration Statement (Form S-1, file no. 333-10447) of Allin Communications Corporation, the related Prospectus and any amendments thereto of data compiled by us and delivered to Allin Communications or its subsidiaries. We also consent to the identification of the Concord Consulting Group as the source of these estimates, either by name or as "a consultant retained by the Company."


For the Concord Consulting Group

/s/  Lawrence Lorah

Lawrence Lorah
Principal

Concord, Massachusetts
October 28, 1996